Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional information contact:	Thomas A. H. White Senior Vice President, Investor Relations 423.294.8996 Linnea R. Olsen Director, Investor Relations 410.872.8970

May 3, 2005		Jim Sabourin Vice President, Corporate Communications 423.294.6043

UnumProvident Corporation Reports

First Quarter 2005 Results

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the first quarter of 2005.

The Company reported net income of $152.2 million ($0.49 per diluted common share) for the first quarter of 2005, compared to a net loss of $562.3 million ($1.91 per diluted common share) for the first quarter of 2004. Included in the results for the first quarter of 2005 are net realized after tax investment losses of $2.1 million ($0.01 per diluted common share), compared to net realized after tax investment gains of $16.1 million ($0.05 per diluted common share) in the first quarter of 2004. Included in net realized after tax investment gains and losses are after tax gains of $1.2 million in the first quarter of 2005 and $26.6 million in the first quarter of 2004 reflecting the increase in the fair value of DIG Issue B36 derivatives.

Also included in the results for the first quarter of 2004 is the impact of the restructuring of the Closed Block Individual Income Protection business, which reduced results $967.0 million before tax and $701.0 million after tax ($2.37 per diluted common share). The restructuring charges included a charge for reserve strengthening of $110.6 million before tax and the write-off of intangible assets of $856.4 million before tax. The first quarter of 2004 also includes income from discontinued operations totaling $7.0 million after tax ($0.02 per diluted common share).

Income from continuing operations was $154.3 million ($0.50 per diluted common share) in the first quarter of 2005, compared to $115.6 million ($0.39 per diluted common share) in the first quarter of 2004, excluding the net realized after tax investment gains and losses and the first quarter of 2004 restructuring charges. The Company believes operating income or loss, a non-GAAP financial measure which excludes realized investment gains and losses, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

Also included in the first quarter of 2005 is the release of $32.0 million of income tax liabilities that relate primarily to interest on the timing of expense deductions. The $32.0 million ($0.10 per diluted common share) increase to net income is reported as a reduction to income tax expense in the quarter.

“Although our operating results in the first quarter improved over the year ago performance, they did not meet our expectations,” said Thomas R. Watjen, president and chief executive officer. “The majority of our operations met or exceeded our plans, but that was more than offset by adverse experience in our U.S. group income protection claims operations, which we believe has been temporarily disrupted by the implementation of changes made in response to the multistate regulatory settlement agreements we entered into at year-end and other process improvement initiatives undertaken in 2004. I believe we are seeing the effect on our claims operations of trying to absorb a considerable amount of change in a short period of time. We anticipated some disruption in claim processing and in the timing of claim decisions, but we experienced more in the first quarter than we expected. I believe that we will gradually restore our performance to more acceptable levels, and I am working very closely with our benefits area management team to assure that we are taking the necessary actions to improve performance while continuing to fully comply with our settlement agreements and maintaining the level of quality desired.”

Results by Segment

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax, net realized investment gains and losses, and results of discontinued operations.

The Income Protection segment reported operating income of $79.7 million in the first quarter of 2005, compared to $74.3 million in the first quarter of 2004.

Within the segment, the group income protection line reported operating income of $42.3 million in the first quarter of 2005, compared to $30.3 million in the prior year first quarter. The benefit ratio for the group income protection line was 90.5 percent in the first quarter of 2005, compared to 89.4 percent in the first quarter of 2004. Claim recoveries and the timing of claim decisions were adversely impacted by disruption associated with the implementation of the organizational and procedural changes the Company made in response to the multistate regulatory settlement agreements entered into during the fourth quarter of 2004 and other process improvement initiatives. The Company currently believes this disruption is temporary and will not impact its long-term expectation for claim recovery rates. However, if the operational improvement the Company has projected occurs at a slower rate, there could be some additional costs in its claim operations over the next several quarters. Submitted incidence was generally flat in the first quarter of 2005 compared to the experience of the first quarter of 2004 and slightly higher as seasonally expected compared to the fourth quarter of 2004. The results in this business line also reflect improved earnings in the Company’s U.K. subsidiary, Unum Limited, and in its U.S. group short-term income protection line of business.

Also within this segment, the recently issued individual income protection line of business reported operating income of $21.2 million in the first quarter of 2005, compared to operating income of $29.3 million in the first quarter of 2004. The decline in earnings primarily reflects lower net investment income and a slight increase in the benefit ratio relative to the prior year first quarter results.

The long-term care line, which includes the results of both group and individual long-term care, reported operating income of $13.0 million in the first quarter of 2005, compared to $11.0 million in the first quarter of 2004. Finally, the disability management services line of business reported operating income of $3.2 million in the first quarter of 2005, compared to $3.7 million in the first quarter of 2004.

Premium income for the Income Protection segment increased 0.4 percent to $1,028.8 million in the first quarter of 2005, compared to $1,025.1 million in the first quarter of 2004. Within this segment, premium income for the group income protection line declined 1.7 percent to $773.9 million in the first quarter of 2005 from $786.9 million in the first quarter of 2004. Premium income for the recently issued individual income protection line increased 8.2 percent to $140.4 million in the first quarter of 2005 from $129.8 million in the first quarter of 2004. Finally, premium income for the long-term care line increased 5.6 percent to $114.5 million in the first quarter of 2005 from $108.4 million in the first quarter of 2004.

New annualized sales (submitted date basis) for group long-term income protection fully insured products declined 15.8 percent to $54.8 million in the first quarter of 2005 from $65.1 million in the first quarter of 2004. The decline was attributable to lower sales at Unum Limited in the U. K. which offset a slight increase in new sales in the U.S. operations. New annualized sales (submitted date basis) for group short-term income protection fully insured products declined 37.7 percent to $16.0 million in the first quarter of 2005 from $25.7 million in the first quarter of 2004 due to declines in the overall employer market segment sales. New annualized sales (paid for basis) for recently issued individual income protection increased 3.7 percent to $30.5 million in the first quarter of 2005 from $29.4 million in the first quarter of 2004.

Premium persistency in the Company’s U.S. group long-term income protection business was 82.6 percent for the first quarter of 2005, compared to 84.8 percent for the full year 2004 and slightly higher than the Company’s previous guidance. This decline is consistent with the Company’s efforts to re-price portions of its in-force business in order to improve its profitability. Persistency in the Company’s group short-term income protection line of business was 78.3 percent for the first quarter of 2005, compared to 80.6 percent for full year 2004 and slightly below the Company’s previous guidance.

The Life and Accident segment reported operating income of $71.3 million in the first quarter of 2005, compared to $56.9 million in the first quarter of 2004. The improved performance is attributable to lower paid incidence levels relative to the year ago experience.

Premium income in this segment declined 4.0 percent to $470.4 million in the first quarter of 2005, compared to $490.1 million in the first quarter of 2004. New annualized sales (submitted date basis) in the group life line totaled $47.5 million in the first quarter of 2005, compared to $39.6 million in the first quarter of 2004. New annualized sales in the accidental death & dismemberment line of business totaled $3.4 million in the first quarter of 2005, compared to $2.5 million in the year ago quarter. New annualized sales in the brokerage voluntary life and other lines totaled $36.8 million in the first quarter of 2005, compared to $35.6 million in the first quarter of 2004.

Premium persistency in the Company’s U.S. group life line of business was 72.5 percent for the first quarter of 2005, compared to 84.0 percent for full year 2004 and below the Company’s previous guidance. The decline in persistency was due to higher terminations of some larger cases which had been targeted for significant rate increases.

The Colonial segment reported operating income of $43.8 million in the first quarter of 2005, compared to $36.6 million in the first quarter of 2004. The benefit ratio for this segment improved to 53.8 percent in the first quarter of 2005, compared to 55.5 percent in the first quarter of 2004, primarily due to a lower benefit ratio for the life product line. Premium income for this segment increased 6.8 percent to $193.5 million in the first quarter of 2005, compared to $181.1 million in the first quarter of 2004. New annualized sales in this segment declined 0.6 percent to $61.3 million in the first quarter of 2005 from $61.7 million in the first quarter of 2004.

The Individual Income Protection – Closed Block segment reported operating income of $23.1 million in the first quarter of 2005, compared to a loss of $923.8 million in the first quarter of 2004. Included in the segment results for the first quarter of 2004 are the charges related to the restructuring of this segment. Recovery trends in this segment were generally lower in the first quarter of 2005 relative to the first quarter of

2004, reflecting the implementation of the claims management changes during the quarter. Premium income for this segment was $242.0 million in the first quarter of 2005, compared to $251.3 million in the first quarter of 2004.

The Other segment, which includes results from products no longer actively marketed, reported operating income of $6.1 million in the first quarter of 2005, compared to $7.1 million in the first quarter of 2004.

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $39.2 million in the first quarter of 2005, compared to a loss of $46.7 million in the first quarter of 2004.

The Company’s average number of shares outstanding used to calculate the per diluted common share results was 307,610,852 for the first quarter of 2005, compared to 294,989,771 for the first quarter of 2004.

Book value per common share at March 31, 2005 was $23.68, compared to $24.08 at March 31, 2004.

UnumProvident Corporation senior management will host a conference call on Wednesday, May 4 at 9:00 a.m. (eastern) to discuss the results of operations for the first quarter and may include forward-looking information, such as guidance on future results or trends in operations, as well as other material information. The dial-in number is (913) 981-5591. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Tuesday, May 10. In addition, the Company’s Statistical Supplement for the first quarter of 2005 is available on the Company’s website.

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.9 billion in total benefits to customers in 2004. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 11,600 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2004. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)

	Three Months Ended March 31
	2005	2004
Operating Revenue by Segment	$2,575.1	$2,598.3
Net Realized Investment Gain (Loss)	(3.2)	25.4

Total Revenue	$2,571.9	$2,623.7

Operating Income (Loss) by Segment	$184.8	$(795.6)
Net Realized Investment Gain (Loss)	(3.2)	25.4
Income Tax (Benefit)	29.4	(200.9)

Income (Loss) from Continuing Operations	152.2	(569.3)
Income from Discontinued Operations, Net of Tax	—	7.0

Net Income (Loss)	$152.2	$(562.3)

PER SHARE INFORMATION
Assuming Dilution:
Income (Loss) from Continuing Operations	$0.49	$(1.93)
Income from Discontinued Operations, Net of Tax	—	0.02

Net Income (Loss)	$0.49	$(1.91)

Basic:
Income (Loss) from Continuing Operations	$0.52	$(1.93)
Income from Discontinued Operations, Net of Tax	—	0.02

Net Income (Loss)	$0.52	$(1.91)

Weighted Average Common Shares—Basic (000s)	295,490.5	294,989.8
Weighted Average Common Shares—Assuming Dilution (000s)	307,610.9	294,989.8

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31, 2005		Three Months Ended March 31, 2004
	(in millions)	Per Share *	(in millions)	Per Share *
Income from Continuing Operations, excluding Net Realized
Investment Gains and Losses and Closed
Block Restructuring Charges, Net of Tax	$154.3	$0.50	$115.6	$0.39
Net Realized Investment Gain (Loss)	(3.2)	(0.01)	25.4	0.08
Income Tax Benefit (Expense) on Net Realized Investment Gain (Loss)	1.1	—	(9.3)	(0.03)
Closed Block Restructuring Charges, Net of Tax	—	—	(701.0)	(2.37)

Income (Loss) from Continuing Operations, Net of Tax	$152.2	$0.49	$(569.3)	$(1.93)

* Assuming Dilution